EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This is an Employment Agreement ("Agreement") dated this 17th of July, 2009, by and between MedPro Safety Products, Inc., a Nevada corporation, ("Company"), and Craig Turner, presently residing in Lexington, Kentucky ("Executive").

RECITALS

A.
Whereas, Company presently employs Executive and Executive and Company now desire to enter into this Agreement to reflect the terms and conditions of Executive's continued employment with Company as its Chief Executive Officer; and

B.	Whereas, Executive desires to accept such continued employment on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions herein contained, the parties hereto agree as follows:

1.              Employment. Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment by Company, upon the terms and conditions set forth in this Agreement.

2.              Term. The term of this Agreement shall be the thirty-six (36) consecutive month period commencing July 1, 2009 ("Effective Date"), and ending on June 30, 2012 (the "Term"), unless terminated sooner pursuant to Paragraphs 9 and 10 below or Executive voluntarily resigns. After the Term, this Agreement shall be automatically renewed for additional twelve (12) consecutive month periods (the "Additional Term(s)"), unless Company or Executive provides prior written notice of its or his intention for this Agreement not to be renewed, which written notice shall be provided not less than ninety (90) days prior to the expiration of the Term or any Additional Term. Any reference to Term herein shall include the initial Term and any Additional Term unless expressly provided to the contrary.

3.              Duties. During the Term, Executive shall hold the position of Chief Executive Officer for Company and such other affiliates as requested by Company, provided, however, Company may alter the title and position held by Executive at any time, in its sole and absolute discretion. Executive shall perform the duties as described in Attachment A and customary for that position or any other position held by Executive and such other duties as Company may from time to time reasonably assign to him. Executive agrees to use his best efforts for the benefit of Company and its affiliates, and throughout the Term shall devote his attention and energies to the business of Company and its affiliates. Company acknowledges that

Executive has continuing obligations with regards to other business entities and associated matters. Executive agrees that such matters will not conflict with the interests of Company, and will not interfere with the execution of Executive's duties. Executive shall be afforded adequate time to fulfill his obligations with such other business entities.

4.              Compensation. During the Tenn, Executive's compensation for duties performed under this Agreement shall consist of the following:

(a)           A Monthly Base Salary of Twenty-Eight Thousand Three Hundred Thirty- Three and 33/100 Dollars ($28,333.33) ("Monthly Base Salary"), to be paid in accordance with the customary payroll practices of Company at such times as the Board of Directors of Company may determine, with any increases as determined by the Board of Directors of Company in its sole and absolute discretion.

(b)           Annual cash bonus compensation of up to 100% of Executive's annual base salary, as the Board of Directors of Company may determine in its sole and absolute discretion.

(c)           Notwithstanding the above, any salary, bonus and associated metrics will be reviewed at least annually by the Compensation Committee of the Board of Directors and Executive. Company shall withhold from any such amounts payable to Executive any applicable social security, federal, state or local taxes.

5.              Employee Benefits. During the Term, Executive shall be eligible for the following benefits.

(a)           Executive shall be entitled to participate in employee benefit plans, policies and practices sponsored by Company for the benefit of its employees, upon the same terms and conditions as other employees of Company; provided nothing in this Agreement shall affect Company's right to amend, modify or otherwise terminate any such plans, policies and practices in its sole and absolute discretion.

(b)           Upon termination of Executive's employment without "cause" (as defined below), Company shall pay or reimburse Executive for the premiums associated with continued medical coverage under Company's medical plan should Executive elect to continue such coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(c)           Company shall establish and maintain a stock option plan for its management group which shall grant Executive options to purchase stock pursuant to the terms and conditions of the plan and in concert with the Company's existing 2008 Stock and Incentive Compensation Plan.

(d)           In an effort for Executive to better manage his time and accomplish corporate goals and milestones, and with regard to all of his Company travel and responsibilities, Company approves the use of a personal assistant.

6.              Reimbursement of Expenses. Company shall reimburse Executive for all reasonable travel, entertainment, and similar expenses that Executive incurs in promoting the business of Company and its affiliates, subject to policies and directives from Company. Company shall also reimburse Executive for all associated expenses for professional education, certifications, and other ongoing educational seminars, training, and courses taken. This will include direct costs, travel, lodging, and other related expenses. Executive shall submit such courses for approval by the Board of Directors of Company or the Compensation Committee of the Board of Directors prior to incurring such expenses.

7.              Facilities. Company shall provide Executive with an office, books, stenographic and technical help, and such other facilities, equipment, supplies and services as are suitable to his position and adequate for the performance of his duties.

8.              Confidentiality, Nonsolicitation and Noncompetition.

(a)           Disclosure of Information. Executive acknowledges and agrees that Company's operations, financial reports, customer information, strategic plan, salary and employee information, and other confidential information pertaining to Company's operations and business affairs, as the same may exist from time-to-time, including but not limited to any information not generally known in the industry in which Company is or may be engaged, are valuable, special and unique assets of Company's business, and Executive shall not (without the prior written consent of the Board of Directors of Company), either during Executive's employment or thereafter, for any reason or purpose whatsoever, disclose any such information to any person, firm, corporation, association, or other entity. Company may protect this interest by seeking and obtaining a court injunction.

(b)           Return of Materials. Executive agrees to deliver, within three (3) days after he is no longer affiliated with Company, any and all property of Company, including any Confidential Material (whether made, written or obtained by Executive or others) that is in his possession, custody or control. Executive agrees that he shall retain no copies of such material. For purposes of this Agreement, "Confidential Material" shall include, but not be limited to, any writing, computer data, photograph, or other written material or tangible thing, obtained by Executive as a consequence of or through his relationship with Company, and containing any confidential information, including any information not generally known in the industry in which Company is or may be engaged. This shall include, without limiting the generality of the foregoing, customer lists, price or fee lists, financial data, forms and manuals, procedures, instructions, records, computer programs, notes, notebooks, and all other material of a trade secret, proprietary, or confidential nature.

(c)           Nonsolicitation of Employees, Etc. Executive hereby covenants and agrees that during the term of Executive's employment with Company and throughout the Restricted Period, Executive will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any person who was any employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of his termination of employment or within six (6) months of such termination of employment, to leave or reduce his or her employment, relationship or other arrangement with Company or any of its affiliates. Further, during the Restricted Period, Executive shall not directly or indirectly, on behalf of himself or another person or entity, hire, engage the services of, or attempt to hire or engage the services of, any person or entity who was an employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of Executive's termination of employment or within six (6) months of such termination.

(d)           Nonsolicitation of Customers. Executive hereby covenants and agrees that during the term of Executive's employment with Company and throughout the Restricted Period, Executive will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any customer of Company or its affiliates at the time of his termination of employment or within six (6) months of such termination of employment, to terminate or reduce the customer's relationship with Company or any of its affiliates. Further, during the Restricted Period, Executive shall not directly or indirectly, on behalf of himself or another person or entity, hire, provide products or services to any person or entity or engage the services of, or attempt to hire or engage the services of, any person or entity who was a customer of Company or its affiliates at the time of Executive's termination of employment or within six (6) months of such termination.

(e)           Noncompetition. Executive hereby covenants and agrees that during the Term of Executive's employment with Company and throughout the Restricted Period, Executive will not, either directly or indirectly, in any capacity (including, but not limited to, in the capacity as an employer, employee, sole proprietor, principal, partner, member, officer, director, stockholder, consultant, agent, independent contractor or service provider (other than a minority shareholder or other equity interest holder of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the- counter)), on his own behalf or in the service of or on behalf of others, engage in, have any equity or profit interest in, advise, manage, or render or perform services to any business entity or individual engaged in business which is or would be in competition with Company or its affiliates or provides or would provide products similar to those provided by Company or its affiliates within any country wherein Company or any of its affiliates has customers, an office, an operation, sells or markets their products or services.

(f)           Restricted Period. For purposes of this Agreement, the "Restricted Period" shall mean the period ending six (6) months after Executive terminates employment with Company or any of its affiliates. The running of the Restricted Period shall be tolled for any period during which Executive is in violation of the restrictions set forth herein.

(g)           Enforcement. Executive acknowledges that the duties, obligations and restrictions imposed upon him in this Agreement are special, unique and of an extraordinary character, and that in the event of Executive's breach or threatened breach of any portion of this Agreement, the damage to Company and its affiliates would be irreparable or could not be adequately measured in money damages. Executive represents and further acknowledges that any breach or threatened breach of his duties, obligations and restrictions under this Agreement will cause Company and its affiliates immediate and irreparable injury, loss and damage before legal notice can be had upon Executive, or his attorney, or before a judicial hearing can be held. Therefore, Executive agrees that Company may protect its interest by seeking and obtaining specific performance or a court injunction (both temporary and permanent), in addition to any provable money damages, costs and reasonable attorneys fees, along with any other remedies they may have at law and equity, for any breach or threatened breach of the Agreement. Executive also agrees that it is important for any prospective person or business entity entering into an arrangement with Executive which might be impacted by the restrictive covenants set forth herein to be made aware of this Agreement. Accordingly, Executive further agrees to provide a copy of this Agreement to any person or business entity with whom he considers entering into any arrangement of any nature which would be impacted by this Agreement. Should Executive fail to provide this information, Executive further agrees that Company may forward a copy of this Agreement to any person or business entity entering into an arrangement of any nature with Executive which it believes would be impacted by this Agreement and Executive releases Company and its affiliates from any and all claimed liability or damage by virtue of such disclosure. The provisions of this Paragraph 8 shall survive the termination of this Agreement for any reason, including but not limited to, the expiration of the Term.

9.              Death or Disability. If during the Term, Executive dies or becomes unable to perform his duties hereunder because of "disability," the Term shall be deemed to have ended and all obligations of Company under this Agreement shall cease immediately; provided Executive or his personal representative shall be entitled to be paid for services rendered up to the time of "disability" or death. Solely as used in this Paragraph, "disability" shall mean Executive's inability (as determined under the long-term disability plan maintained by Company, if applicable, or if not, by a physician mutually selected by the parties) due to illness or physical or mental incapacity, to adequately and fully perform the duties that Executive was performing for Company when the disability began. If at any time during the Term, the insurance carrier or administrator of Company's long-term disability plan or, if applicable, the physician mutually agreed upon by Company and Executive makes a determination with respect to Executive's disability, that determination shall be final, conclusive, and binding upon Company, Executive, and their successors in interest.

10.            Termination.

(a)              Company may terminate Executive for "cause," which termination shall be immediate. Upon such termination for "cause," the Term shall be deemed to have ended and all obligations of Company under this Agreement shall cease immediately; provided, Executive shall be entitled to be paid for services rendered up to the time of actual termination. Should Company terminate Executive other than for "cause," Executive shall continue to be paid his Monthly Base Salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of that Term, even though he is no longer working for Company, which payment shall be specifically conditioned upon and in exchange for any written releases deemed appropriate by Company. After that Term shall have ended, all obligations of Company under the Agreement shall cease. Should Executive terminate employment with Company for any reason, that Term shall be deemed to have ended immediately and all obligations of Company under this Agreement shall cease; provided, Company shall be entitled to damages if at least ninety (90) days prior written notice was not provided to Company by Executive. For purposes of this Agreement, termination by Company of Executive's employment for "cause" shall mean termination upon (a) the willful and continued failure by Executive to perform his duties with Company; or (b) the willful engaging by Executive in misconduct demonstrably injurious to Company; (c) the willful engaging by Executive in fraud or dishonesty; (d) breach of fiduciary duty involving personal profit; or (e) commission of any federal or state felony or criminal offense (excluding traffic related offenses) which is materially and demonstrably injurious to Company. For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or admitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Company.

(b)            Upon Executive's termination of employment by Company after a "Change of Control" has occurred, Executive shall receive a single sum payment in an amount equal to Executive's Monthly Base Salary for thirty-six (36) months (less any applicable social security, federal, state or local tax withholdings), based on Executive's Monthly Base Salary in effect for the month in which the termination of employment occurs. Such payment shall be made forty- five (45) days after Executive's date of termination of employment; provided, if Executive constitutes a "specified employee" within the meaning of Treasury Regulation Section 1.409A1(i)(or any successor thereto), such payment shall not be made until six (6) months after Executive's termination of employment. For purposes of this paragraph, the determination by Company as to whether a termination of employment has occurred will be based on all relevant facts and circumstances in accordance with Treasury Regulation Section 1.409A-1(h). A "Change of Control" of Company shall, for purposes of this paragraph, be defined as the occurrence of (i) a "Change in Ownership", (ii) a "Change in Effective Control", or (iii) a "Change in Asset Control", as each is defined below. All such events shall be determined under and subject to all of the terms of Treasury Regulation Section 1.409A-3(i)(5). The "Change of Control" must relate to Company or an entity that is a majority shareholder of Company, which is a shareholder owning more than 50% of the total fair market value and total voting power of Company. Stock ownership shall be determined under Section 318(a) of the Internal Revenue Code of 1986, as amended ("Code"). A "Change in Ownership" occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Company. A "Change in Effective Control" of Company occurs on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company possessing 30% or more of the total voting power of the stock of Company, or (B) a majority of the members of the Board of Directors of Company are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Company prior to the date of the appointment or election. A "Change in Effective Control" also may occur in any transaction in which either of the two entities involved in the transaction has a "Change in Effective Control" or a "Change in Asset Control". A "Change in Asset Control" of Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Company or a parent entity of Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets being disposed of, determined without regard to any liabilities with such assets. There is no Change of Control under this Section when there is a transfer to an entity that is controlled by the shareholders of Company immediately after the transfer. A transfer of assets by Company is not treated as a "Change in Asset Control" if the assets are transferred to (I) a shareholder of Company (immediately before the asset transfer) in exchange for or with respect to its stock, (II) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Company, (III) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of Company or (IV) a person, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding (III).

(c)            If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change of Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change of Control, including any excise tax under Section 4999 of the Code or any successor or comparable provisions, then the Company shall pay to Executive at the time any such payments are made under this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the "Parachute Tax Reimbursement"); provided, such Parachute Tax Reimbursement shall in no event be paid later than the end of the calendar year following the year in which such taxes are imposed upon Executive. Such reimbursement shall be grossed up to pay Executive for any additional taxes that are or will be payable as a result of the Parachute Tax Reimbursement being paid to Executive or as a result of the additional amounts paid or payable pursuant to this provision, such that after all reimbursement hereunder Executive shall have been paid on a net after tax basis an amount equal to the Parachute Tax Reimbursement.

11.           Resolution of Disputes and Governing Law. Executive and Company agree that any dispute arising hereunder or out of any further relationship shall, at the option of Company, be resolved by the Fayette Circuit Court, Fayette County, Kentucky, or by binding arbitration in accordance with the rules adopted by the American Arbitration Association (except that such rules shall be modified so that any arbitration award shall be made no later than ninety (90) days after arbitrator(s) are appointed), with any such arbitration proceedings to take place in Lexington, Kentucky. If Company should elect to resolve a dispute in the Fayette Circuit Court, such court shall have exclusive jurisdiction and Executive agrees to and does hereby waive the right to a jury trial. All parties agree that no party shall be entitled to, or recover for, consequential, punitive, exemplary or extraordinary damages. This Agreement has been negotiated and executed in the Commonwealth of Kentucky and shall be construed and enforced in accordance with the laws of that state.

12.           Parties Affected. This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of Company, and the heirs and personal representatives of Executive.

13.           Notices. All notices required to be given under the terms of this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, return receipt requested, to such person's last known address as shown from Company's records.

14.           Assignment. The services to be rendered by Executive under this Agreement are unique and personal, and Executive may not assign any of his rights or delegate any of his duties under this Agreement. Except as provided in the immediately preceding sentence, this Agreement shall benefit Executive and his heirs and personal representatives.

15.           Severability and No Violation. If any provision of this Agreement or its application shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired and such invalid, illegal or unenforceable provision or applications thereof shall be modified to the extent necessary such that it and the Agreement shall then be enforced to the maximum extent allowed by applicable law. Executive represents that in signing this Agreement he will not violate any other agreement to which he is a party.

16.           Non-Waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

17.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

18.           Entire Contract. This Agreement constitutes the entire understanding and agreement between Company and Executive with regard to all matters herein and supersede any prior agreements and discussions between the parties. There are no other agreements, conditions or representations, oral or written, expressed or implied with regard thereto. This Agreement may be amended only in writing, signed by both parties; provided, Company may amend the Agreement as necessary to avoid the Agreement being subject to Section 409A of the Code, and the regulations thereunder, or to comply with Section 409A of the Code and the regulations thereunder if necessary. Any further agreement of the parties on any matter, including matters unrelated to this Agreement, shall be binding and enforceable only if in writing, signed by both parties.

19.           Headings. The headings in this Agreement have been inserted solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date set forth in the preamble hereto.

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ Gary A. Peterson
Gary A. Peterson
Chairman, Compensation Committee

/s/ Craig Turner
Craig Turner

ATTACHMENT A

A. EXECUTIVE'S GENERAL RESPONSIBILITIES

The Chief Executive Officer is delegated the authority to supervise the business and affairs of the Corporation, subject to the direction of the Board and the executive limitations established by the Board. This delegation shall include the authority to make all decisions on behalf of the Corporation that do not require shareholder approval, or have not been reserved by the Board to itself or to a Committee of the Board, under the terms of this Mandate.

All Board authority delegated to management is delegated through the Chief Executive Officer, so that all authority and accountability of management, unless otherwise stated in this Mandate, is considered to be the authority and accountability of the Chief Executive Officer. This shall not be interpreted as precluding interaction among the members of the Board and senior management, and relates solely to the accountability link between the Board and the Chief Executive Officer.

The Chief Executive Officer shall have the authority to delegate operational decision making as he/she may determine as necessary and appropriate for the effective operation of the business. In this regard, the Chief Executive Officer shall put in place a delegation of operational authority policy within the organization.

Role/Responsibilities:

The role and responsibilities of the Chief Executive Officer will include:

•	developing and recommending corporate strategies, and business and financial plans for the approval of the Board;

•	managing the operations of the business in accordance with the strategic direction set by the Board and within operational policies as approved by the Board in relation to the conduct of the business;

•
reporting management information back to the Board in a manner and time so that the Board may effectively monitor and evaluate corporate performance against stated objectives and within executive limitations; including:

•	submitting monitoring and performance information required by the Board in a timely and accurate fashion, and based on industry benchmarked standards;

•
ensuring that the Board is aware of relevant trends, anticipated adverse media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made; and

•
advising the Board if, in the Chief Executive Officer's opinion, the Board is not in compliance with its own policies, or legal and/or regulatory requirements, in particular, in the case of behavior of one or more directors which is detrimental to best interests of the Corporation or to the working relationship between the Board and the Chief Executive Officer;

•	developing a list of risk factors and informing the Board of what mechanisms are in place to address the identified risks;

•	providing the Board with information, both internal and external, that the Board may require in order to make fully-informed decisions regarding policies governing the operation of the business;

•	dealing with the Board as whole except when:

(a)  fulfilling individual requests for information; or

(b)  responding to officers or committees duly charged by the Board; and

•	reporting in a timely manner on actual or anticipated non-compliance with any Board approved policy or decision.

The Chief Executive Officer will be evaluated on the following criteria:

1.  Leadership: Leads the Corporation based on its vision, mission and values so that they are widely understood, widely supported, consistently applied and effectively implemented and ensures that practices are consistent with the strategic plan.

2.  Strategic Planning: Ensures the development of and gains Board approval for a strategic plan that meets the needs of stockholders, customers, employees and all corporate stakeholders; ensures consistent and timely progress toward strategic objectives; obtains and allocates resources consistent with strategic objectives.

3.  Financial Results: Establishes Board-approved appropriate annual and longer-term financial objectives and manages consistently to achieve these goals; ensures that appropriate systems are maintained to protect assets and maintain effective control of operations.

4.  Succession Planning: Develops, attracts, retains, motivates, manages and is accountable for an effective top management team capable of achieving objectives; provides for a detailed, written management succession plan.

5.  Human Resources: Ensures the development of effective recruitment, training, retention and personnel communications plans and programs to provide and motivate the necessary human resources to achieve objectives; establishes and monitors programs to provide equal opportunity employment for all employees.

6.  Communications: Serves as chief spokesperson, communicating effectively with stockholders and all internal and external stakeholders.

7.  External Relations: Ensures that the Corporation and its operating units contribute appropriately to the well being of their communities and industries. Represents the Corporation in community and industry affairs.

8.  Board and Stockholder Relations: Works closely with the Board and stockholders to keep them fully informed on all important aspects of the status and development of the Corporation. Facilitates the Board's governance, composition and committee structure. Implements Board policies and recommends policies for Board consideration.